Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282067

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 14, 2025,

as Supplemented June 24, 2025

and July 3, 2025)

(Proposed Holding Company for Security Bank, s.b.)

Up to 1,150,000 shares of Common Stock

(Subject to Increase to up to 1,322,500 shares)

This supplements the prospectus of Security Midwest Bancorp, Inc. dated May 14, 2025, as supplemented June 24, 2025 and July 3, 2025. This prospectus supplement should be read together with the prospectus and the prospectus supplements dated June 24, 2025 and July 3, 2025.

We have commenced a general community offering.

To facilitate the sale of additional shares, we have commenced a general community offering. The community offering will expire at 4:00 p.m., Central Time, on July 11, 2025, but we reserve the right to select an earlier expiration time and date once we receive valid stock orders for at least 850,000 shares of common stock, which is the minimum of the offering range, inclusive of the valid stock orders received in the subscription offering and the local community offering. In accordance with Security Bank, s.b.’s Plan of Conversion, in the community offering, preference to purchase shares will continue to be given to natural persons and trusts of natural persons residing in Sangamon County, Illinois. In addition, in accordance with Security Bank, s.b.’s Plan of Conversion, we retain the right to accept or reject in our sole discretion, in whole or in part, any order received in the community offering.

Completion of the conversion and offering is subject to certain conditions.

Completion of the conversion and offering remains subject to (1) receipt of all final regulatory approvals and (2) the sale of at least 850,000 shares of common stock, which is the minimum of our offering range.

Security Midwest Bancorp, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may obtain these documents for free by visiting the Securities and Exchange Commission’s web site at www.sec.gov.

THIS INVESTMENT INVOLVES A DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

PLEASE READ “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE ILLINOIS DEPARTMENT OF FINANCIAL AND PROFESSIONAL REGULATION, DIVISION OF BANKING, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

For assistance, please contact the Stock Information Center at (312) 521-1600.

The date of this prospectus supplement is July 8, 2025.